Release of Employment Agreement

Pursuant to the certain Stock Purchase Agreement by and between IElement Corporation (“Seller”) and Ivan Zweig (“Buyer”) and for limited purposes IElement Inc. dated as of December 12, 2007, the parties have agreed to release each other from any and all liability under that certain Employment Agreement dated January 1, 2007 as disclosed in the Seller’s Form 8-K filed with the Securities Exchange Commission on April 20, 2007 (the “Employment Agreement”).  The terms of the release are set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained in the said letter:

1.  The parties hereby release and forever discharge each other of and from all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, liabilities, judgments, executions, claims and demands whatsoever (collectively, "Claims"), in law or in equity, which either party ever had, now has or which it hereafter can, shall or may have, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter or cause arising at any time on or prior to the date of this Release solely in connection with the Employment Agreement.

2.  The Employment Agreement is hereby terminated, void and unenforceable.

3.  Effective with this Release, Buyer hereby resigns from any and all positions he held with Seller, including but not limited to his positions as Chief Executive Officer and as a member of the Board of Directors.

4.  This Release shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed wholly therein.

The Parties have executed this Agreement on the day first above written.

IElement Corporation:

By:
Name:
Title:

Ivan Zweig